Exhibit 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved on PR Newswire
	Corporate	Date: Feb. 27, 2009
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC COMMENCES REGISTERED EXCHANGE OFFER

FALLS CHURCH, Va., Feb. 27 — CSC (NYSE: CSC) today announced that it has commenced an offer to exchange (i) up to $700 million of CSC’s newly registered 5.50% Senior Notes due 2013 (the “2013 Exchange Notes”) for an equal amount of its privately placed 5.50% Senior Notes due 2013 (the “2013 Original Notes”) and (ii) up to $1 billion of CSC’s newly registered 6.50% Senior Notes due 2018 (the “2018 Exchange Notes” and together with the 2013 Exchange Notes, the “Exchange Notes”) for an equal amount of its privately placed 6.50% Senior Notes due 2018 (the “2018 Original Notes” and together with the 2013 Original Notes, the “Original Notes”). The Exchange Notes are substantially identical to the Original Notes, except that they have been registered under the Securities Act of 1933, as amended, and will not bear any legend restricting their transfer.

CSC will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to the expiration of the exchange offer at 5 p.m. EST on March 30, 2009, unless extended.

The terms of the exchange offer and other information relating to CSC are set forth in a prospectus dated Feb. 27, 2009. Copies of the prospectus and the related letters of transmittal may be obtained from The Bank of New York Mellon Trust Company, N.A., which is serving as the exchange agent for the exchange offer. The Bank of New York Mellon Trust Company, N.A.’s address, telephone and fax number are as follows:

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CSC – Page 2	February 27, 2009

Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

101 Barclay Street-7 East

New York, NY 10286

Tel: (212) 815-5788

Fax: (212) 298-1915

Attention: William Buckley

This announcement is neither an offer to sell nor a solicitation of an offer to buy or exchange the Exchange Notes or the Original Notes. The exchange offer is made solely pursuant to the prospectus dated Feb. 27, 2009, including any supplements thereto.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions & Services, Global Outsourcing Services and the North American Public Sector. CSC’s advanced capabilities include systems design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. Headquartered in Falls Church, Va., CSC has approximately 92,000 employees and reported revenue of $17.1 billion for the 12 months ended Jan. 2, 2009. For more information, visit the company’s Web site at www.csc.com.

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